THIS AGREEMENT is made on March 9, 2000

PARTIES

(1)  THE PERSONS whose names and addresses are set out in Schedule 1

(2) VIZACOM, INC. A Delaware corporation of Glenpointe Center East, 300 Frank W Burr Boulevard, Teaneck, NJ 07666

1.   INTERPRETATION

     In this Agreement :-

     1.1  the  following   expressions   have  the  following   meanings  unless
inconsistent with the context :-

          Expression                    Meaning
          ----------                    -------

          "the Accounts"                the audited accounts of the Company for
                                        the financial period which ended on the
                                        Accounting Date,  comprising a balance
                                        sheet, a  profit   and  loss   account,
                                        notes  and directors and auditors'
                                        reports

          "the Accounting Date"         31 December 1999

          "the Act"                     the Companies Act 1985

          "Business Day"                any day (other than Saturday or Sunday)
                                        on which clearing banks in London are
                                        open for a full range of banking
                                        transactions

          "the Company"                 Junction 15 Limited, registered number
                                        3113286

          "Completion"                  completion of the sale and purchase in
                                        accordance with clause 6

          "the Consideration"           the consideration for the sale of the
                                        Shares as stated in clause 3.1

          "the Consideration Shares"    681,818 shares at $3.300 per share of
                                        the common stock of the Purchaser with a par value of US $0.001 per share

          "the Disclosure Letter"       the letter having the same date as this
                                        Agreement from the Vendors' Solicitors
                                        to the Purchasers' Solicitors qualifying the Warranties

          "the Employment Agreements"   the agreements in the agreed terms to be
                                        entered into between the Company and
                                        each of the Managers

          "the Lock-Up Agreement"       the agreement in the agreed terms
                                        between the Vendors and Purchaser
                                        governing the sale of the Consideration
                                        Shares

          "the Managers"                Ian McCalla and Paul Simpson

          "NASDAQ"                      The NASDAQ Stock Market, Inc.

          "the  Property"               the  property specified  in  Schedule 3
                                        (and,  if more than one,  each such
                                        property) and each and every part of
                                        such property

          "the Purchaser"               Vizacom, Inc., and its successors and
                                        assigns

          "the Purchaser's Solicitors"  Eking Manning of 44 The Ropewalk,
                                        Nottingham, NG1 5EL

          "the Registration Rights
          Agreement"                    the agreement in the agreed terms
                                        between the Purchaser and the Vendors
                                        governing the registration rights in
                                        respect of the Consideration Shares

          "the Shares"                  all the issued shares in the capital of
                                        the Company

          "the Trustees"                Court Services Limited being the
                                        trustees of the McCalla Settlement

          "the Vendors"                 those persons whose names and addresses
                                        are set out in Schedule 1  together
                                        (where appropriate) with their
                                        respective successors, assigns and
                                        personal representatives (and "Vendor"
                                        shall be construed accordingly)

          "the Vendors' Solicitors"     Finers Stephens Innocent of 179 Great
                                        Portland Street, London, W1N 6LS

          "the Warranties"              the warranties, representations and
                                        undertakings set out or referred to in
                                        clause 4, Schedule 4 and Part III of
                                        Schedule 5

          "the Warrantors"              the Managers and the Trustees

     1.2 reference to any statute or statutory provisions will, unless the context otherwise requires, be construed as including references to any earlier statute or the corresponding provisions of any earlier statute, whether repealed or not, directly or indirectly amended, consolidated, extended or replaced by such statute or provisions, or re-enacted in such provisions, and to any subsequent statute or the corresponding provisions of any subsequent statute directly or indirectly amending, consolidating, extending, replacing or re-enacting the same, and will include any orders, regulations, instruments or other subordinate legislation made under the relevant statute or statutory provisions which are in force prior to Completion

     1.3 references to persons will be construed so as to include bodies corporate, unincorporated associations and partnerships

     1.4 references to a document being "in the agreed terms" will be construed as references to that document in the form agreed and initialled by or on behalf of the Vendors and the Purchaser

     1.5 all covenants, agreements, undertakings, indemnities, representations and warranties on the part of two or more persons are given or made by such persons jointly and severally

     1.6 references to clauses and Schedules are to clauses of and Schedules to this Agreement, and references to paragraphs are to paragraphs in the Schedule in which such references appear, and

     1.7 the Schedules form part of this Agreement and will have the same force and effect as if expressly set out in the body of this Agreement

2.   SALE AND PURCHASE

     2.1 Each of the Vendors will sell, and the Purchaser will buy, the number of the Shares specified opposite that Vendor's name in Schedule 1

     2.2 Each of the Shares will be sold and bought with full title guarantee free from any claim, charge, lien, encumbrance, equity or third party right, and with all rights attached or accruing to it including all rights to any dividends or other distributions declared, made or paid after the execution of this Agreement

     2.3 Each of the Vendors waives all rights of pre-emption over any of the Shares conferred by the articles of association of the Company or otherwise

     2.4 The Purchaser will not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously

3.   CONSIDERATION

     3.1 The consideration for the sale by the Vendor of the Shares shall be US $2,500,000 to be satisfied as follows:-

          3.1.1 as to US $250,000 (two hundred and fifty thousand dollars) to be satisfied by the payment of 156,250 in cash at Completion

          3.1.2 as to US $2,250,000 (two million two hundred and fifty thousand dollars) by the allotment and issue to the Vendors of the Consideration Shares credited as fully paid and each of the Vendors who would otherwise be entitled to a fraction of a Consideration Share (after aggregating all fractional shares of the Consideration Shares to be received by such Vendor) shall receive from the Purchaser an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction multiplied by (ii) $3.30

     3.2 Each of the Vendors will be entitled to receive the sum and number of Consideration Shares specified opposite that Vendor 's name in Schedule 1

     3.3 The Consideration payable under clause 3.1.1 will be paid in cash on Completion by way of a CHAPS transfer from a Clearing Bank to the client account of the Vendors' Solicitors with Royal Bank of Scotland, London Belgravia Branch, 24 Grosvenor Place, London, SW1X 7HP, sort code 16-00-16, account number 10010004 or by such other method as may be agreed between the parties.

     3.4 The Vendors' Solicitors are authorised to receive the Consideration payable under clause 3.1.1 on behalf of the Vendors and payment to them will be a good and sufficient discharge to the Purchaser and the Purchaser will not be further concerned as to the application of the moneys so paid

4.   WARRANTIES

     4.1  The Warrantors severally:-

          4.1.1 warrant, represent and undertake to the Purchaser in the terms of the Warranties, provided however that the Purchaser will not be entitled to claim that any fact or combination of facts constitutes a breach of any of the Warranties if and to the extent that such fact or combination of facts has been fully and fairly disclosed in the Disclosure Letter and any matter specifically identified in the Accounts;

          4.1.2 agree that the Purchaser is entering into this Agreement in reliance on each of the Warranties and agree that save as provided in clause
4.1.1 no information of which the Purchaser has knowledge (actual or constructive) will prejudice any claim made by the Purchaser in respect of the Warranties or will operate to reduce any amount recoverable in respect of any breach of any of the Warranties;

          4.1.3 will indemnify the Purchaser against any reasonable costs or expenses (including reasonable legal costs) which it may incur, either before or after the commencement of any action, directly or indirectly as a result of any breach of any of the Warranties;

          4.1.4 undertake to disclose immediately to the Purchaser anything which comes to the notice of any of them which is or may be a breach of any of the Warranties; and

          4.1.5 undertake that, in the event of any claim being made against any of them whether under the Warranties or otherwise in connection with the sale of the Shares to the Purchaser, they will not make any claim against the Company, or against any director, officer or employee of the Company, on which or on whom any of them may have relied for advice or information before agreeing to any term of this Agreement or authorising any statement in the Disclosure letter, but so that this undertaking will not preclude any Warrantor from claiming against any other Warrantor under any right of contribution or indemnity to which such Warrantor may be entitled

     4.2 In the event of any claim being made against the Warrantors under the Warranties or the Tax Covenant ("Relevant Claim") the Warrantors may each elect (by giving notice to the Purchaser within 3 months of the Relevant Claim being notified to the Warrantors pursuant to clause 4.5.3.1 or under the Tax Covenant as the case may be) to satisfy their liability in respect of the Relevant Claim by delivery to the Purchaser of a promissory note in the agreed terms ("the Note") in which event the following provisions shall apply:-

          4.2.1 The restrictions in the Lock Up Agreement on such Consideration Shares shall be lifted with respect to such number of Consideration Shares as shall have the market value equal to 110% of the value of the Warranty Claim

          4.2.2 The principal amount of the Note shall be the value of the Relevant Claim and the Note shall not carry interest (at the rate otherwise provided for in clause 11 below) unless or until such time as the Consideration Shares referred to in clause 4.2.1 above are registered for resale under the Securities Act of 1933

          4.2.3 The relevant Warrantor(s) shall do execute and carry out all acts documents and things in the power necessary or desirable to satisfy the Note and in the event that they fail to do so within 7 days of notice given by the Purchaser, the Purchaser shall be entitled as attorney for the relevant Warrantor(s) to do execute or carry out the relevant matter on their behalf (including without limitation execution of any transfer or sale document in respect of the Consideration Shares).

          4.3 Each of the Warranties will be construed as a separate Warranty and will not be limited or restricted by reference to, or inference from, the terms of any other Warranty or any other term of this Agreement, provided that a disclosure against one warranty shall be deemed to apply to all the Warranties

     4.4 In this Agreement, unless otherwise specified, where any Warranty refers to the knowledge, information, belief or awareness of the Warrantors (or similar expression), each Warrantor will be deemed to have such knowledge, information, belief or awareness as such Warrantor would have obtained had such Warrantor made all due and careful enquiries into the subject matter of that Warranty and the knowledge, information, belief and awareness of any one of the Warrantors shall be imputed to the remaining Warrantors

     4.5 In this clause 4.5 and clause 4.6 "claim" means any claim which would (disregarding the provisions of this clause 4.5) be capable of being made against the Warrantors (or any of them) for breach of the Warranties. Notwithstanding the foregoing provisions of clause 4 and subject to clauses 11 and 12 below :-

          4.5.1 the aggregate liability of the Warrantors in respect of all claims will be limited to US $ 250,000 plus the lower of the value of the Consideration Shares on Completion (such value being the average closing price quoted by NASDAQ over the 20 Business Days prior to such date) and the fair market value of the Consideration Shares on the first day that the Warrantors are lawfully and contractually able to sell the same having regard to the effect that such sale will have on the market price for the Consideration Shares

          4.5.2 that part of the cash consideration of $250,000 referred to in clause 3.1.1 received by him plus the lower of the value of the Consideration Shares received by him on Completion (determined in accordance with clause 4.5.1) and the fair market value of such Consideration Shares again as determined in accordance with clause 4.5.1;

          4.5.3 subject to the provisions of clause 4.5.2 above the aggregate liability of the Trustees under the Warranties shall be limited to the net value from time to time of the assets of the trust subject to which they now hold those of the Shares registered in their names, such value to be as at the date a claim is made by the Purchaser under the Warranties, after deduction of sums due to the Inland Revenue and costs and fees properly chargeable against the capital of the said trust, and the Trustee hereby undertakes with the Purchaser that they will not distribute any of the assets of the said trust, other than for payment of such sums, costs and fees, whilst a claim under the Warranties is outstanding or prior to the expiration of any time limit for the making of a claim unless:

               4.5.3.1 an undertaking in favour of the Purchaser is obtained from a beneficiary, in a form reasonably satisfactory to the Purchaser, whereby the beneficiary accepts liability to the extent of the value of the distribution; and

               4.5.3.2  the  distribution   would  not  be  prejudicial  to  the
Purchaser's rights and ability to recover the amount of any claim.


          4.5.4 the Warrantors will be under no liability to make any payment in respect of any claim unless the amount of the claim exceeds US$5,000 and the amount of their liability in respect of such claim is (when aggregated with their liability in respect of any other claim or claims made by the Purchaser or which would have been made but for the provisions of this clause 4.5.2) in excess of US $20,000, in which event the Warrantors will (subject to the other provisions of this clause 4.5) be liable for the whole amount of such liability and not merely for the excess;

          4.5.5 the Warrantors will be under no liability to make any payment in respect of any claim unless :-

               4.5.5.1 written particulars of the claim (giving details of the specific matter in respect of which such claim is made) are given to the Warrantors; and

               4.5.5.2 such particulars are given within a period of seven years from the date of this Agreement or (in the case only of any claim not relating to Taxation (as defined in Schedule 5)) 18 months from the date of this Agreement; and

          4.5.6  The Warrantors will have no liability in respect of any claim:-

               4.5.6.1 to the extent that it relates to any loss for which the Purchaser or the Company is indemnified by insurance; or

               4.5.6.2 to the extent that it relates to any matter provided for, or included as a liability or disclosed, in the Accounts (as defined in Schedule 4) of the Company

     4.6 Notwithstanding any other provision of this Agreement, the provisions of clause 4.5 or clause 4.8 shall not apply to exclude or limit the liability of the Warrantors to the extent that any claim arises by reason of any fraud, dishonesty, or wilful misstatement or omission by or on behalf of the Warrantors or any of them

     4.7 The Purchaser shall take such reasonable steps and give such reasonable assistance to avoid or mitigate any losses which in the absence of such steps might give rise to a liability in respect of any claim under this Agreement other than any claim under the Tax Covenant.

     4.8 The Purchaser acknowledges to the Vendors that it has purchased the shares on the basis of the Warranties and not on the basis of any other representation whether oral or in writing by the Vendors or Warrantors

     4.9 The Trustees hereby covenant with the Purchaser that if they or any of them retire or are discharged from any of the Trusts subject to which they now hold the Shares, they will procure that their successors as trustee of the Trusts enter into a deed of novation with the Purchaser by which the new trustee accepts the liability of the retiring Trustee on the same terms as set out in this clause 11 and thereupon the retiring Trustee shall be discharged from liability under the Warranties

     4.10 Any payment made to the Purchaser under the Warranties shall be treated as a reduction of the Consideration.

5.   TAX COVENANT

     With effect from Completion the Warrantors covenant to the Purchaser as set out in Part II of Schedule 5 and the parties agree to give effect to those provisions

6.   WARRANTIES AND REPRESENTATION OF THE PURCHASER

     The Purchaser represents and warrants to each Vendor as follows except to the extent disclosed in the Purchaser's filings with the US Securities and Exchange Commission:-

     6.1 The Purchaser is a corporation duly incorporated and validly existing under the laws of the State of Delaware and has full corporate power and authority to carry on its business as it is now being conducted. The Purchaser has prior to the execution of this Agreement delivered to the Vendors true and complete copies of the certificate of incorporation and by-laws of the Purchaser as in effect on the date hereof.

     6.2 The authorised common stock of the Purchaser consists solely of 60,000,000 (sixty million) shares of Stock, par value $0.001 per share of which approximately 7,900,000 shares are outstanding as at 29 February 2000. All of the Purchaser's issued and outstanding shares of capital stock are duly authorised, validly issued, outstanding, fully paid and nonassessable.

     6.3 The execution and delivery by the Purchaser of this Agreement and any other document to which it is a party, and the performance by the Purchaser of its obligations hereunder and thereunder, have been duly and validly authorised by the Board of Directors of the Purchaser. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes, and upon the execution and delivery by the Purchaser of any other agreement to which it is a party, such other Agreement will constitute, legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms.

     6.4 The execution and delivery by the Purchaser of this Agreement, the execution and delivery by the Purchaser of any other agreements to be executed by it pursuant to or in connection with this Agreement, the performance by the Purchaser of its obligations under this Agreement and such other agreements do not:-

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation and by-laws of the Purchaser;

          (b) conflict with or result in a violation or breach of any term or provision of any law or order applicable to the Purchaser or any of its assets and properties; or

          (c)  (i)  conflict with or result in a violation or breach of;

               (ii) constitute (with or without notice or lapse of time or both) a default under;

               (iii) require the Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any person as a result or under the terms of; or

                      any contract to which the Purchaser is a party;

          (d) result in the creation or imposition of any encumbrance upon the Purchaser or any of is assets or properties.

     6.5 So far as the Purchaser is aware, no consent, approval or action of, filing with or notice to any Government or Regulatory Authority on the part of the Purchaser is required in connection with the execution, delivery or performance of this Agreement or the performance of the transactions contemplated hereby or thereby.

     6.6 There are no actions or proceedings pending or, so far as the Purchaser is aware, threatened against, relating to or affecting the Purchaser or any of its assets and properties which could reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the performance of any of the transactions contemplated by this Agreement or any other agreement executed pursuant to this Agreement.

     6.7 The Purchaser is in material compliance with all laws and orders applicable to it and its properties and assets. The Purchaser has not received any notification that it is in violation of any such laws or orders and no such violation exists that would have a material adverse effect on the Purchaser.

7.   RESTRICTIVE COVENANTS

     7.1 For the purpose of assuring to the Purchaser the full benefit of the Company and in consideration for the Purchaser agreeing to buy the Shares on the terms of this Agreement, each of the Managers undertakes to the Purchaser that such Manager will not for a period (except in the case of clause 7.1.7) of one year following termination (for whatever reason) of the Employment Agreement with such Manager ("the Restricted Period"), without the prior written consent of the Purchaser, whether directly or indirectly and whether alone or in conjunction with, or on behalf of, any other person and whether as principal, shareholder, director, employee, agent, consultant, partner or otherwise (except in the case of the Managers in the course of their duties for the Purchaser or the Company pursuant to the Employment Agreements):-

          7.1.1 for the Restricted Period canvass, solicit or approach, or cause to be canvassed, solicited or approached, for orders any person who at any time during the twelve months immediately preceding the date of Completion is or was:-

               7.1.1.1 negotiating with any the Company for the supply by the Company of goods or services; or

               7.1.1.2   a client or customer of the Company; or

               7.1.1.3   in the habit of dealing with the Company,

               where the orders relate to goods and/or services which are competitive with or of the type supplied by the Company at any time during the twelve months immediately preceding the date of Completion;

          7.1.2 for the Restricted Period deal or contract with any person who at any time during the twelve months immediately preceding the date of Completion is or was:-

               7.1.2.1 negotiating with the Company for the supply by the Company of goods or services; or

               7.1.2.2   a client or customer of the Company; or

               7.1.2.3   in the habit of dealing with the Company,

               where the dealing or contracting relates to goods and/or services which are competitive with or of the type supplied by the Company at any time during the twelve months immediately preceding the date of Completion;

          7.1.3 for the Restricted Period interfere, or seek to interfere, with the continuance of supplies to the Company from any supplier who has been supplying goods and/or services to the

Company at any time during the twelve months immediately preceding the date of Completion if such interference causes or would cause that supplier to cease supplying or materially reduce its supply of, those goods and/or services to the Company;

          7.1.4 for the Restricted Period solicit or entice, or endeavour to solicit or entice, away from the Company, or employ, any person employed in a managerial, supervisory, technical, sales or administrative capacity by, or who is or was a consultant to, the Company at Completion or at any time during the period of [one month] immediately preceding the date of Completion;

          7.1.5 within the United Kingdom for the Restricted Period of be engaged, employed by, concerned or interested in, or provide technical, commercial or professional advice to, any other business which supplies goods and/or services which are competitive with or of the type supplied by the Company at Completion; provided that this restriction does not apply to prevent any of the Managers from holding shares or other securities in any company which are quoted, listed or otherwise dealt in on a recognised stock exchange or other securities market and which confer not more than 3% of the votes which could be cast at a general meeting of such company;

          7.1.6 within the United Kingdom for the Restricted Period be engaged, concerned or interested in any business which has at any time during the twelve months immediately preceding the date of Completion supplied any goods and/or services to, or is a client or customer of, the Company if such engagement, concern or interest causes or would cause the supplier to cease or materially reduce its supplies to the Company or (as the case may be) the client or customer to cease or materially reduce its orders or contracts with the Company; or

          7.1.7 at any time after Completion use in connection with any business any name which includes the name of the Company or any colourable imitation of it

     7.2 The parties agree that each of the undertakings set out in clause 7.1 is separate and severable and enforceable accordingly and if any one or more of such undertakings or part of an undertaking is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings or remaining part of the undertakings will continue in full force and effect and will bind each of the Vendors

     7.3 Each of the Vendors acknowledges that such Vendor has information in respect of the business and financing of the Company and their dealings, transactions, affairs, plans and proposals, all of which information is, or may be, secret or confidential and important to the Company. In this clause 7.3 and in clause 7.4 such information is called "Confidential Information" and includes, without limitation, confidential or secret information relating to the Company's trade secrets, know-how, , business methods, finances, prices, business plan, marketing plans, development plans, manpower plans, sales targets, sales statistics, customer lists, customer relationships, computer systems and computer software. Each of the Vendors further acknowledges that the disclosure of Confidential Information (whether directly or indirectly) to actual or potential competitors of the Company would place the Company at a competitive disadvantage and would do damage (whether financial or otherwise) to its business. Each of the Vendors accordingly agrees to enter into the restrictions contained in clause 7.4

     7.4 Each of the Vendors undertakes that such Vendor will not at any time after Completion:-

          7.4.1 disclose to any person except to those authorised by the Company to know;

          7.4.2 use for the Vendor's own purposes or for any purposes other than those of the Company; or

          7.4.3 through any failure to exercise all due care and diligence cause or permit any unauthorised disclosure of,

          any Confidential Information of the Company, provided that these restrictions on each Vendor will cease to apply to information which (otherwise than through the default of such Vendor) becomes available to the public generally

8.   COMPLETION

     The sale and purchase of the Shares will be completed at the offices of the Purchaser's Solicitors immediately after the signing and exchange of this Agreement when:-

     8.1 the Vendors will produce and deliver to the Purchaser:-

          8.1.1 duly executed transfers of the Shares in favour of the Purchaser (or as it will direct)

          8.1.2 share certificates in respect of the Shares (or in the case of any lost certificate an indemnity satisfactory to the Purchaser in relation to
it) and together also with such waivers and consents as the Purchaser may require to enable the Purchaser and its nominee(s) to be registered as the holders of the Shares;

          8.1.3  written  resignations  from  all  directors   (other  than  the
Managers) and the secretary of the Company in the agreed terms;

          8.1.4 the written resignation of Messrs Silver Levene as auditors of the Company accompanied in each case by the statement section 394 of the Act stating that there are no such circumstances as are mentioned in that section;

          8.1.5  the  certificate  of  incorporation,   any   certificate(s)  of
incorporation on change of name, the common seal and the statutory books and registers (all entered up to date) of the Company;

          8.1.6 the lease of the Property and all other deeds and documents relating to the title of the Company to the Property held by the Company.;

          8.1.7 all cheque books in current use of the Company together with all unused cheques;

          8.1.8 bank statements in respect of each account of the Company as at the close of business on the last Business Day prior to Completion, together in each case with a reconciliation statement prepared by the Vendors to show the position at Completion (listing unpresented cheques drawn or received by the Company and standing orders payable since the date of such bank statements);

          8.1.9 (at the Property) all papers, books, records, keys, credit cards and other property (if any) of the Company which are in the possession or under the control of the Vendors, any other person who resigns as an officer of the Company in accordance with this clause 8 or any person connected with them;

          8.1.10 the Lock-Up Agreement and the Registration Rights Agreement duly executed by the Vendors

          7.1.11 duly executed powers of attorney regarding the rights attaching to the Shares in the agreed terms; and

          8.1.12 the Disclosure Letter duly executed by the Vendors' Solicitors


     8.2  each Vendor will :-

          8.2.1 repay, and will procure that any spouse or child of such Vendor or any company ("controlled company") of which such Vendor (and/or any such spouse or child) has control (as defined in section 840 Income and Corporation Taxes Act 1988) will repay, all amounts owed by him, her or it to the Company, whether due for payment or not;

          8.2.2 deliver to the Purchaser a deed in the agreed terms acknowledging that neither such Vendor nor any such spouse, child or controlled company has any claim against the Company and that there is no agreement or arrangements under which the Company has or could have any actual, contingent or prospective obligation (including, but not limited to, any obligation under any guarantee entered into by the Company) to or in respect of any of them; and

          8.2.3 in respect of any such agreement or arrangement as is referred to in clause 8.2.2 which previously existed deliver to the Purchaser evidence of the release or termination of it in form satisfactory to the Purchaser;

     8.3 the Vendors will procure that duly convened meetings are held at which:-

          8.3.1 the transfers referred to in clause 8 .1 (subject to stamping if not previously effected) are approved for registration in the books of the Company;

          8.3.2 the resignations variously specified in clause 8.1 are accepted by the Company;

          8.3.3 Mark Leininger, Norman Alexander and Neil Kaufman are appointed as additional directors of the Company (subject to any maximum number of directors imposed by the relevant articles of association), and David Southgate is appointed as secretary of the Company;

          8.3.4  Ernst & Young are appointed as auditors of the Company; and

     8.4 the Managers will enter into the Employment Agreements with the Company in the agreed terms;

     8.5  the Purchaser will:-

          8.5.1   pay the Consideration payable under clause 3.1.1

          8.5.2   duly allot and issue the Consideration Shares to the Vendors

          8.5.3 deliver to the Vendors' solicitors a certified copy of the resolution of the board of the Purchaser issuing the Consideration Shares and the stock certificates for the Consideration Shares

          8.5.4 the Lock-Up Agreement and the Registration Rights Agreement duly executed by the Purchaser, the Employment Agreements duly executed by the Company

          8.5.5 a deed of guarantee duly executed by the Purchaser in respect of each of the Managers guaranteeing (inter alia) the obligations of the Company pursuant to the Employment Agreements

          [8.5.6 letters concerning the share options to be granted to the Vendors by the Purchaser]

     8.6 a letter shall be produced from HSBC Bank confirming that each of the Managers shall be released from the terms of their personal guarantees to HSBC Bank

9.   ANNOUNCEMENTS

     No announcement concerning the transactions contemplated by this Agreement or any matter ancillary to it and no disclosure of the terms of this Agreement will (save as required by law or the regulations of NASDAQ) be made by the Vendors or the Company except with the prior written approval of the Purchaser

10.  COSTS

     10.1 Each party to this Agreement will bear such party's own costs and expenses relating to the preparation and completion of this Agreement, except where otherwise expressly stated

     10.2 The Vendors shall procure that no claim or account (for fees brokerage commission disbursement or otherwise) in respect of the Vendors is submitted to the Company by any broker or adviser who are or have been advisers to or brokers for any of them or any Group Member and the Vendors hereby indemnify the Purchaser accordingly

11.  INTEREST

     If any Warrantor becomes liable to pay the Purchaser any sum pursuant to this Agreement, whether a liquidated sum or by way of damages or otherwise such Warrantor will be liable to pay interest on such sum from the due date for payment at the annual rate of 2 per cent above the base lending rate from time to time of National Westminster Bank plc, accruing on a daily basis until payment is made, whether before or after any judgment

12.  NOTICES

     12.1 Any demand, notice or other communication to be given or made under or in connection with this Agreement shall be in writing

     12.2 Any such demand, notice or other communication shall be addressed as provided in this clause 12and if so addressed will be deemed to have been duly given or made as follows :-


          12.2.1 if sent by prepaid first class post, on the second Business Day after the date of posting; or

          12.2.2 if delivered by hand, upon delivery at the address provided for in this clause 12, unless such delivery occurs on a day which is not a Business Day or after 4 p.m. on a Business Day, in which case it will be deemed to have been given or made at 9 a.m. on the next Business Day

          12.3 Any such demand, notice or other communication shall be addressed (subject as provided in this clause 12) to the recipient at the recipient's address stated in this Agreement or at such other address as may from time to time be notified in writing by the recipient to the sender as being the recipient's address for service, provided however that in the case of a company it may instead (at the option of the sender) be addressed to its registered office for the time being

          12.4 Any such demand, notice or other communication, and any service of process, pleadings or similar documents relating to any proceeding, suit or action arising out of or in connection with this Agreement, will be validly given or made to the Vendors if given or made to the Vendors' Solicitors

          12.5 Any demand, notice or other communication will be deemed to have been validly given if given to the personal representatives of a deceased Vendor, notwithstanding that no grant of representation has been made in respect of such Vendor's estate, if the notice is addressed either :-

               12.5.1    to the deceased Vendor by name or

               12.5.2 to the deceased Vendor's personal representatives by title at the Vendor's address in accordance with clause 12.3 or at such other address as may have been notified by them in writing to the sender as being their address for service and is otherwise served in accordance with the foregoing provisions

13.  GENERAL

     13.1 This Agreement will be binding on and will enure for the benefit of each party's successors, assigns and personal representatives (as the case may be)

     13.2 Except insofar as the same have been fully performed at Completion, each of the agreements, covenants, obligations, warranties, indemnities and undertakings contained in this Agreement will continue in full force and effect notwithstanding Completion

     13.3 The parties agree that they will do all such acts and things and execute all such documents as may be required on or subsequent to Completion to vest in the Purchaser legal and beneficial ownership of the Shares in accordance with this Agreement and otherwise to give effect to its terms

     13.4 Failure or delay by any party in exercising any right or remedy under this Agreement will not in any circumstances operate as a waiver of it, nor will any single or partial exercise of any right or remedy in any circumstances preclude any other or further exercise of it or the exercise of any other right or remedy

     13.5 Any waiver of any breach of, or any default under, any of the terms of this Agreement will not be deemed a waiver of any subsequent breach or default and will in no way affect the other terms of this Agreement

     13.6 The Purchaser may release or compromise the liability of, or grant time or any other indulgence to, any person who is a party to this Agreement without in any way prejudicing or affecting the liability (whether joint and several or otherwise) of any other person who is a party to this Agreement

     13.7 In the event of any claim being made against the Warrantors under the Warranties relating to Taxation (as defined in Schedule 5) or Part II of
Schedule 5, the Warrantors shall not plead against such claim the Statute of Limitation Act 1980 or any other statute (present or future) directly or indirectly consolidating, extending, replacing or re-enacting the same, or any other rule of law relating to limitation of time in which an action can be brought or claim made; provided that this clause 13.7 is without prejudice to any express provision of this Agreement regarding time limits for notifying or making claims

     13.8 The headings to the clauses of this Agreement and to the paragraphs of the Schedules (save for the headings in Schedules 1, 2 and 3) will not affect its construction

     13.9 The rights and remedies expressly provided for by this Agreement will not exclude any rights or remedies provided by law

     13.10 This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, each of which so executed and delivered will be an original, but all the counterparts will together constitute one and the same agreement

     13.11 The formation, existence, construction, performance, validity and all aspects whatsoever of this Agreement or of any term of this Agreement shall be governed by English law. The English Courts shall have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement. The parties agree to submit to the said jurisdiction

     13.12 This Agreement contains the entire agreement and understanding between the Purchaser and the Vendors concerning the transactions contemplated by this Agreement. The Purchaser irrevocably and unconditionally waives any right it may have to claim damages for any misrepresentation not contained in this Agreement or breach of any warranty not contained in this Agreement unless such representation or warranty was made fraudulently

                                   SCHEDULE 1

      The Vendors


Name and address               Number and class of      Amount of              Number of
                               Shares to be sold        Consideration          Consideration
                                                        payable in cash ()     Shares

Anthony Robert Simpson         450 'C' Ordinary              -                  7,305
West Cottage, Best Beech       Shares of BP0.10 each
Hill, Wandhurst, East
Sussex, TN5 6JR

Dudley John Langelot
Price                          1,120 'C' Ordinary            -                 18,182
Braemer                        Shares of BP0.10 each
Windemere Road
Lightwater
Surrey  GU18 5TH

David Leonard Street           1,810 'C' Ordinary            -                 29,383
Windrush, 26 Linksway,         Shares of BP0.10 each
Upton, Chester, Cheshire
CH2 1EA

Hugh Montgomery Brown          760'C' Ordinary               -                 12,338
93 Ravenslea Road, London      Shares of BP0.10 each
SW12 8SL

Ian Charles Norris McCalla     620 'A' Ordinary              -                 10,065
57 Streathbourne Road,         Shares of BP0.10 each
London, SW17 8RA

Ian Gilbert Wiper              450 'C' Ordinary              -                  7,305
Cromer House,                  Shares of BP0.10 each
Cromer Hyde
Lemsford, Welwyn
Herts AL8 7XD

                                      -18-



Joseph Laws Harris             450 'C' Ordinary              -                  7,305
The Conifers, Old Saw Mill,    Shares of BP0.10 each
Mitford, Morpeth,
Northumberland, NE61 3QX

Linda Fenlon                   450 'C' Ordinary              -                  7,305
129 Deans Way,                 Shares of BP0.10 each
Gloucester, GL1 2QB

Paul John Simpson              9140 'B' Ordinary            BP39,714          148,377
29Downside Road,               Shares of BP0.10 each
Headington, Oxford,
OX3 8HP

Susan Margaret Lloyd           450 'C' Ordinary              -                  7,305
Cromer House,                  Shares of BP0.10 each
Cromer Hyde
Lemsford, Welwyn
Herts AL8 7XD

Andrew Darrant                 100 'C' Ordinary              -                  1,623
[41-43 Stoke Nevington         Shares of BP0.10 each
Church Road
London  N16 0NX

Court Services Limited         26,200 'A' Ordinary          BP116,536         425,325
Heritage Court                 Shares of BP0.10 each
41 Athol Street                (being Bearer Shares)
Douglas
Isle of Man  IM99 1HN
As trustees of the McCalla Settlement

                                   SCHEDULE 2

                             Details of the Company


Name of Company               :    JUNCTION 15 LIMITED

Registered number             :    3113286

Registered office             :    37 Warren Street
                                   London
W1P 5PD

Date of incorporation         :    13 October 1995

Place of incorporation        :    England

Status of company             :    private limited company

Authorised share capital      :    BP1,000,000    divided   into   100,000   'A'
                                   Ordinary shares of BP0.10 each,  100,000  'B'
                                   Ordinary  shares of BP0.10 each,  100,000 'C'
                                   Ordinary  shares  of BP0.10  each and 700,000
                                   Ordinary shares of BP0.10 each

Issued  share  capital        :    BP4,200  divided  into  26820  'A'   Ordinary
                                   shares of BP0.10p each, 9140 'B' Ordinary shares of BP0.10 each and 6040 'C' Ordinary shares of BP0.10 each

Directors' full names         :    Ian Charles Norris McCalla Paul John Simpson

Secretary's full name         :    Harben Registrars Limited

Accounting reference date     :    31 December

Auditors                      :    Silver Levene

Bankers                       :    HSBC Bank plc

Description of business       :    A general commercial company

Status                        :    The  Company  is  not and has not been at any
                                   time  in the last 10 years a Company to which
                                   the  City  Code  on  Takeovers  and   Mergers
                                   applies

                                   SCHEDULE 3

                                  THE PROPERTY


Short particulars of the Property
(stating whether freehold or leasehold;
in the case of  leasehold,  giving  brief
details of the lease; and including short
particulars of any tenancy or licence
affecting the title)                          Title holder             Use
--------------------                          ------------             ---


Leasehold property known as                  The Company              Offices
Unit 4, 53 Oldridge Road, London,  SW12
held under a lease dated 11 January 1999 made between Thames Housing Association
Limited (1) the Company (2) for a term of three years from 4 January 1999 to 3 January 2002

                                   SCHEDULE 4

                             NON-TAXATION WARRANTIES

1.   INTERPRETATION

     In this Schedule 4 the following expressions have the following meanings :-

     Expression                         Meaning
     ----------                         -------

     "the Accounting Date"              31 December 1999

     "the  Accounts"                    The audited  accounts of the Company for
                                        the financial year which ended on the Accounting Date, comprising a balance sheet, a profit and loss account, notes and directors' and auditors' reports

     "Contract"                         Any  agreement,  arrangement  or  under-
                                        standing  whether  legally  binding   or
                                        not

     "the Environmental Legislation"    All  statutes  subordinate   legislation
                                        regulations codes of  practice  guidance
                                        notes and the like  from  time  to  time
                                        in  force   on   or  before   Completion
                                        concerning   the  protection  of   human
                                        health   or  the   environment   or  the
                                        conditions  of  the  work  place  or the
                                        generation     transportation    storage
                                        treatment   or  disposal  of   Hazardous
                                        Items   including   in   particular  EPA
                                        1990,  Environment   Act  1995,    Water
                                        Resources   Act  1991  and   Health  and
                                        Safety  at  Work  etc  Act  1974 and all
                                        subordinate   legislation    regulations
                                        codes   of   practice    and    guidance
                                        notes made thereunder

     "EPA 1990"                         Environmental Protection Act 1990

     "Hazardous  Items"                 Any  waste  (as defined  in EPA 1990) of
                                        any kind  noise vibration  smell  fumes
                                        smoke   soot  ash  dust  grit  pollution
                                        chemicals   leachate petroleum  products
                                        ground    water    noxious   radioactive
                                        inflammable   explosive  dangerous    or
                                        offensive   gasses   or   materials  and
                                        any other
                                        substances of whatever nature which  may
                                        cause  harm  to  the  health  of  living
                                        organisms or to the environment   or  to
                                        public  health  or welfare "Intellectual
                                        Property  Rights"Patents,  trade  marks,
                                        registered   designs,   design   rights,
                                        copyright,   know   how  and  all  other
                                        intellectual   property   (of   whatever
                                        nature) in any jurisdiction and any applications for the same

     "Stock" Stocks (as defined in Statement of Standard Accounting Practice No.9 adopted by the Accounting Standards Board) of the Company

2.   SCHEDULES 1 & 2; CAPITAL

     2.1 The information contained in Schedules 1 and 2 is complete and accurate in all respects

     2.2 The shares of the Company are in issue fully paid and are beneficially owned and registered as set out in Schedules 1 and 2 free from any third party right

     2.3 No Contract has been entered into which requires or may require the Company to allot or issue any share or loan capital

     2.4  The Company has no interest in the share capital of any body corporate

3.   INFORMATION SUPPLIED TO PURCHASER

     3.1 The information given in the Disclosure Letter is complete and accurate in all material respects and is not misleading because of any omission

     3.2 All information contained in any document or written communication supplied to the Purchaser or any of its advisers by or on behalf of the Vendors or the Company in the course of the negotiations leading to the execution of this Agreement is complete and accurate in all material respects and is not misleading because of any omission or ambiguity

4.   ACCOUNTS AND RECORDS

     4.1  The Accounts :-

          4.1.1 comply with the requirements of the Act and have been prepared in accordance with all applicable accounting standards (as that term is defined in section 256 of the Act) and (to the extent that no such accounting standards are applicable) with the accounting principles and practices of UK GAAP 4.1.2 have been prepared on bases and principles which are consistent with those used in the preparation of the audited statutory accounts of the Company for the three financial years immediately preceding that which ended on the Accounting Date

          4.1.3 show a true and fair view of the assets and liabilities (including contingent, unquantified and disputed liabilities) of the Company and of the state of affairs of the Company as at the Accounting Date and of the results of the Company for the financial year ended on that date, and

          4.1.4 are not affected (except as disclosed in the Accounts) by any extraordinary or exceptional item

     4.2 The accounting records of the Company are up to date and contain complete and accurate details of all transactions of the Company and comply with the provisions of sections 221 and 222 of the Act

5.   UNENCUMBERED TITLE

     Each asset reflected in the Accounts (save for current assets disposed of by the Company in the ordinary course of its business since the Accounting Date) and each asset treated as an asset of the Company and/or used by the Company:-

     5.1 is in the legal and beneficial ownership of the Company, free from any third party right and from any Contract to grant the same

     5.2  is situated at the Property, and

     5.3  is not to any extent surplus to requirements

6.   ARRANGEMENTS INVOLVING THIRD PARTIES

     No substantial part of the Company's activities are operated under the agreement or consent of a third party, nor is there any agreement (whether or not in respect of Intellectual Property Rights) which restricts the manner or fields in which the activities of the Company have been operated or in which the Purchaser may operate the Company's activities following Completion

7.   DEBT FACTORING

     The Company has not factored or discounted any debt or agreed to do so

8.   DEBTORS

     All of the debts which are reflected in the Accounts as owing to the Company (apart from bad and doubtful debts to the extent to which they have been provided for in the Accounts) or which have subsequently been recorded in the books of the Company have realised or will realise in the normal course of collection and within three months of Completion their full value as included in the Accounts or in the books of the Company, and no such debt or any part of it has been outstanding for more than two months from its due date for payment

9.   PLANT ETC

     The plant and machinery, vehicles, fixtures and fittings, furniture, tools and other equipment used in connection with the business of the Company are in a good and safe state of repair and condition and satisfactory working order

10.  PROPERTY

     10.1 The Company is not in occupation of or entitled to any estate or interest in any land or premises other than the Property

     10.2 The Warrantors are not aware of any adverse matters affecting the Property which may cause loss or damage to the Company

11.  INTELLECTUAL PROPERTY RIGHTS

     11.1 Validity

          11.1.1 The Disclosure Letter contains true, complete and accurate lists of all Intellectual Property Rights registered or sought to be registered in any jurisdiction which are held or beneficially owned by the Company. The Company is the sole legal owner of such Intellectual Property Rights which are all Intellectual Property Rights required in the operation of the business of the Company as carried on at the date hereof.

          11.1.2 So far as the Warrantors are aware no act has been done or omitted to be done and no event has occurred or is likely to occur which may render any of such Intellectual Property Rights subject to revocation, compulsory licence, cancellation or amendment or may prevent the grant or registration of a valid Intellectual Property Right pursuant to a pending application.

     11.2 Charges

     The Intellectual Property Rights which are owned or otherwise used by the Company are not subject to any security interest (of whatever nature).

     11.3 Infringement

          11.3.1 None of the operations of the Company infringe, any rights held by any third party or involve the unauthorised use of confidential information disclosed to the Company in circumstances which might entitle a third party to make a claim against the Company.

          11.3.2 No claim has been made by any third party which alleges any infringing act or process which would fall within sub-clause 11.3.1 above or which otherwise disputes the right of the Company to use any Intellectual Property Rights relating to its business and the Warrantors are not aware of any circumstances (including any act or omission to act) likely to give rise to such a claim

          11.3.3 There exists no actual or threatened infringement by any third party of any Intellectual Property Rights held or used by the Company (including misuse of confidential information) or any event likely to constitute such an infringement nor has the Company acquiesced in the unauthorised use by any third party of any such Intellectual Property Rights.

     11.4 Employee Claims

     No claims have been made or threatened by employees or ex-employees to receive any payment or right in respect of any Intellectual Property Rights used by the Company.

     11.4 Intellectual Property Licences

          11.4.1 Details of all licences granted to or by the Company in respect of Intellectual Property Rights are set out in the Disclosure Letter including details of any limit as to time or right of termination affecting the use of the Intellectual Property Right.

          11.4.2 The Company is not in default under any licence, sub-licence or assignment granted to it in respect of any Intellectual Property Rights used by the Company.

     11.6 Loss of Rights

     No Intellectual Property Rights owned or used by the Company and no licence of Intellectual Property Rights of which the Company has the benefit will be lost, or rendered liable to any right of termination or cessation by any third party, by virtue of the performance of the terms of this Agreement .

     11.7 Confidential Information

     Where information of a confidential nature has been developed or acquired by a Company for the purposes of its business in the two (2) year period prior to the date of this Agreement, such information (except insofar as it has fallen into the public domain through no fault of a member of the Company) has been kept strictly confidential and has not been disclosed otherwise than subject to an obligation of confidentiality being imposed on the person to whom the information was disclosed. The Warrantors are not aware of any breach of such confidentiality obligations by any third party.

     11.8 Records and Software

          11.8.1 All the accounting records and systems (including but not limited to computerised accounting systems) of the Company are recorded, stored, maintained or operated or otherwise held by a Company and are not wholly or partly dependent on any facilities or systems which are not under the exclusive ownership or control of the Company.

          11.8.2 The Company is licensed to use all software necessary to enable it to continue to use its computerised records for the foreseeable future in the same manner in which they have been used prior to the date of this Agreement and does not share any user rights in respect of such software with any other person.

          11.8.3 All software and hardware used by the Company is covered by a maintenance agreement which, so far as the Warrantors are aware, is fully enforceable and the terms of all such maintenance agreements are contained in the Disclosure Letter;

          11.8.4 Neither the hardware nor the software owned and/or used by the Company has been affected by any defects or faults which have caused any material interruption to the Company's business at any time during the 12 months prior to the date of this Agreement;

          11.8.5 So far as the Warrantors are aware the software and hardware used by each Company in the carrying on of its business permits it to do so in a proper and efficient manner, is fully functional and there is no reason why such software and hardware should require modification, replacement or enhancement to permit such Company to carry out its business in a proper and efficient manner over the next 12 months.

     11.9 Data Protection

     The Company has not received any notice and has not been engaged in any correspondence with the Data Protection Registrar relating directly or indirectly to the activities of the Company or the Company and its compliance with the Data Protection Act 1984 or the Data Protection Act 1998 (the "DATA PROTECTION ACTS"). Each Company has taken all necessary steps to comply with and is in full compliance with the provisions of the Data Protection Acts.

     11.10     Year 2000

          11.10.1 To the best of the Warrantors' knowledge and belief each item of equipment and software program used by the Company in the course of its business (a "COMPANY SYSTEM"):

          11.10.1.1 has been produced or amended in a manner which ensures that a change of, reference to or use of a date after 31 December 1999 in the operation of that Company System, whether alone or in conjunction with each other Company System, will not have a material adverse effect on, nor give rise to an increased inconvenience in, the operation of that Company System;

          11.10.1.2 which exchanges date information with any item of equipment and software program under the control of a third party (a "THIRD PARTY SYSTEM") in the course of such Company member's business so exchanges in a manner which ensures that the inclusion of a date or dates after 31 December 1999 in the date consistent, clearly defined and apparent to the user.

12.  EMPLOYEES

     12.1 Full particulars of the identities, date of birth, date of commencement of employment (or appointment to office) and terms and conditions of employment (including remuneration and any bonus, commission, share incentives or profit sharing arrangement) of all the employees and officers of the Company are enclosed with the Disclosure Letter

     12.2 The terms of the engagements of all directors and employees of the Company are such that they may be terminated at not more than the minimum period of notice required by statute and without any liability for payment of compensation damages or otherwise other than payments provided for by employment legislation

     12.3 No change has been made since the Accounting Date in the terms of employment of any person currently employed by the Company, and the Company is not party to any Contract to make any such change

     12.4 There are no amounts owing to any present or former officers or employees of the Company and none of them is entitled to accrued holiday pay other than in respect of the Company's current holiday year

     12.5 No employee has been engaged by the Company since the Accounting Date and no person employed by the Company at or since the Accounting Date has ceased, or given or received notice to cease, to be so employed

     12.6 No dispute has arisen between the Company and a material number or category of its employees and so far as the Warrantors are aware there are no present circumstances known which are likely to give rise to any such dispute and there is no contract agreement or arrangement between the Company and any trade union or other body representing employees of the Company

     12.7 The Company has maintained adequate and suitable records regarding the service of each of its employees and complied with all agreements for the time being relating to them

13.  PENSIONS


     13.1 There is not in existence, and no proposal has been announced to establish, any retirement, death or disability benefit scheme obligation or arrangement (whether legally enforceable or not) for the benefit of any present or former officers or employees of the Company or their dependants

     13.2 No undertaking or assurance has been given as to the continuance or introduction, or increase or improvement of any pension rights or entitlements which the Company would be required to implement in accordance with good industrial relations practice, whether or not there is any legal obligation to do so

14.  INSURANCE

     14.1 So far as the Warrantors are aware all assets of the Company of an insurable nature are, and have at all material times been, insured in amounts equal to their full replacement or reinstatement value against fire and other risks normally insured against by persons carrying on the same classes of business as the Company. The Company is, and has at all material times been, adequately covered against employer's liability, public liability, product liability and professional indemnity liability

     14.2 All premiums due in relation to the Company's insurances have been paid, and nothing has been done or omitted to be done which would make any policy of insurance of the Company void or voidable or which is likely to result in an increase in premium or which would release any insurer from any of its obligations under any policy of insurance of the Company

     14.3 There is no insurance claim pending or outstanding by or against the Company and, as far as the Vendors are aware, there are no circumstances likely to give rise to any such claim

     14.4 All insurances effected by the Company are renewable annually and not on any longer term contract

     14.5 Full particulars of all the Company's insurances are given in the Disclosure Letter


15.  FINANCIAL AND WORKING CAPITAL

     15.1 Full and accurate details of all overdrafts, loans or other financial facilities outstanding or available to the Company are contained in the Disclosure Letter, and so far as the Warrantors are aware no person who provides any such facility has given any indication that it may be withdrawn or its terms altered

     15.2 The details contained in the Disclosure Letter of the credit or debit balances on all the bank or deposit accounts of the Company were correct at the date stated in the Disclosure Letter and since such date there have been no payments out of any such accounts except for routine payments and the balances on such accounts are not now substantially different from the balances shown in the Disclosure Letter

     15.3 No person other than the Company has given any guarantee of or security for any overdraft loan or loan facility granted to the Company

     15.4 The Company has, since the Accounting Date, paid its creditors in accordance with their respective credit terms

     15.5 Having regard to existing bank and other facilities the Company has sufficient working capital to enable it to perform in accordance with their terms all Contracts which have been entered into by it

16.  MATERIAL CONTRACTS

     The Company is not, and has not since the Accounting Date been, a party to or subject to any Contract which:-

     16.1 involves agency, distributorship, franchising, marketing rights, information sharing, manufacturing rights, servicing or maintenance

     16.2  involves   partnership,   joint   venture,   consortium   or  similar
arrangements

     16.3 involves hire purchase, conditional sale, credit sale, leasing, hiring or similar arrangements

     16.4 commits the Company to capital expenditure

     16.5 is incapable of complete performance in accordance with its terms within six months after the dat e on which it was entered into or at a cost to the Company in excess of $5,000

     16.6 cannot readily be fulfilled or performed by the Company on time and without undue or unusual expenditure of money or effort

     16.7 is for the supply of goods and/or services by or to the Company on terms under which retrospective or future discounts, price reductions or other financial incentives are given by or to the Company dependent on the level of purchases or any other factor

     16.8 involves warranties, indemnities or representations given in connection with a sale of shares or assets, or is a guarantee or indemnity in respect of the obligations of a third party, under which any liability or contingent liability is outstanding

     16.9 involves the Company in any residual liability in respect of any property at any time assigned or otherwise disposed of by it

     16.10 is not on arm's length terms or is in any way otherwise than in the ordinary and proper course of the Company's business

     16.11 any other party shall by reason of any change in the beneficial ownership of the Shares be entitled to terminate earlier than it would otherwise have been entitled to do so or which restricts the Company's ability to conduct business

     16.12 a connected person (as defined by section 346 of the Act) or an employee is a party to or has an interest in save for the contracts of employment disclosed

17.  OTHER BUSINESS MATTERS

     17.1 During the last 12 months there has been no substantial change in the basis or terms on which any person is prepared to do business with the Company (apart from normal price changes), and no substantial customer or supplier of the Company has ceased or substantially reduced its business with the Company, and no indication has been received by the Company or any of the Vendors that there will or may be any such change, cessation or reduction

     17.2 Save for any guarantee or warranty implied by law the Company has not given any guarantee or warranty or made any representation in respect of goods sold or contracted to be sold by it and has not accepted any liability or obligation to service repair maintain take back or otherwise do or not do anything in respect of any goods that would apply after the goods have been delivered by it

     17.3 A copy of the Company's current standard conditions of trading are enclosed with the Disclosure Letter

     17.4 The Company is not a party to any consultancy or management agreement

     17.5  The  Company  does  not  use  on  its  letterhead   books   circulars
advertisements or vehicles nor otherwise carry on business under any name other than its corporate name

18.  COMPANY LAW MATTERS AND GENERAL COMPLIANCE

     18.1 Compliance has been made with all legal requirements in connection with the formation of the Company and all issues and grants of shares or other securities of the Company

     18.2 The copy of the memorandum and articles of association of the Company enclosed with the Disclosure Letter is true and complete

     18.3 All returns, particulars, resolutions and other documents required to be filed with or delivered to the Registrar of Companies by the Company have been properly filed, and none has been so filed or delivered within 14 days of the date of this Agreement

     18.4 The statutory books (including all registers and minute books) of the Company have been properly kept

     18.5 The Company has conducted its business in accordance with all relevant applicable laws and regulations of the United Kingdom and any relevant foreign country

     18.6 So far as the Warrantors are aware, no agreement, practice or arrangement to which the Company is party is or ought to be or ought to have been registered under, or infringes, the Treaty of Rome or any employment, competition, anti-restrictive trade practice or consumer protection legislation applicable in the United Kingdom or elsewhere

     18.7 So far as the Warrantors are aware, there is not pending, or in existence, any investigation or enquiry by, or on behalf of, any governmental or other body in respect of the affairs of the Company

     18.8 The Company has obtained all licences authorisations and consents (private or statutory) required for the carrying on of its business or in respect of any activities processes and substances from time to time carried on held or stored by it and copies of the same are enclosed with the Disclosure Letter

     18.9 All such licences authorisations and consents are in full force and effect, there are no circumstances which may give rise to them being modified, suspended or revoked or not renewed in the ordinary course and all conditions attached to such licences authorisations and consents have in all material respects been complied with

19.  ENVIRONMENTAL LEGISLATION

     The Company has at all times complied with the Environmental Legislation and there is nothing in on over or under the Property the presence existence or condition of which constitutes a breach of the Environmental Legislation nor is any manufacturing storage generation servicing treatment disposal or other process carried on at the Property in such a way as to amount to a breach of the same

20.  LITIGATION

     20.1 Neither the Company nor any person for whose acts or defaults it may be liable is engaged in any capacity (whether as claimant or defendant or otherwise) in any litigation, arbitration, prosecution or other legal proceedings (whether civil or criminal) or in any proceedings or hearing before any statutory or Governmental body, tribunal, department, board or agency

     20.2 No such proceedings are so far as the Company is aware pending or threatened and the Company is not aware of any facts or circumstances likely to give rise to any such proceedings

     20.3 There is no unsatisfied judgment or unfulfilled order outstanding against the Company and the Company is not party to any undertaking or assurance given to a court, tribunal or any other person in connection with the determination or settlement of any claim or proceedings

21.  DEFAULT

     21.1 The Company has not sold, supplied or provided any product or service which did not, does not or will not comply fully with all applicable laws, regulations or standards or which was, is or will be faulty, defective or dangerous or not in accordance with any representation or contractual term, express or implied, relating to it

     21.2 The Company is not in breach of any Contract to which it is a party, and no other party to any such Contract is in breach of it

22.  EVENTS SINCE THE ACCOUNTING DATE

     Since the Accounting Date :-

     22.1 there has been no reduction in the net asset value of the Company except in the ordinary course of business determined in accordance with the same accounting policies as those applied in the Accounts (and valuing no asset at a figure greater than the value attributed to it in the Accounts or, in the case of any asset acquired since the Accounting Date, greater than cost)

     22.2 the Company has not acquired, or agreed to acquire, any single asset having a value in excess of 2000 or assets having an aggregate value in excess of BP5000

     22.3 the Company has not disposed of, or agreed to dispose of, any asset or incurred, or agreed to incur, any debts or liability (including contingent liabilities) other than in the ordinary course of business

     22.4 the trade and business of the Company has been carried on in the ordinary and normal course

     22.5 there has been no material adverse change in the financial or trading position or prospects of the Company

     22.6 no dividend or other payment which is, or could be treated as, a distribution for the purposes of Part VI ICTA or section 418 ICTA has been declared, paid or made by the Company

                                   SCHEDULE 5

                                    TAXATION

PART I - INTERPRETATION

1.   Interpretation

     In this Schedule 5 :-

     "Accounts" and "Accounting        shall have the meanings given in Schedule
     Date                              4

     "Actual Liability to Taxation"    Any liability of the  Company  to make an
                                       actual payment of (or of an amount in respect of) Taxation

     "Bearer  Shares" The 26,200 "A"   Ordinary  Shares  of BP0.10  each  in the
                                       capital  of  the  Company   being  bearer
                                       shares or bearer share warrants

     "Event" Any event whatsoever including (without limitation) any transaction, action or omission (whether or not the Company is party thereto), the earning, accrual or receipt of any income, profits or gains, the declaration, payment or making of any dividend or other distribution and Completion

     "ICTA"                            Income and Corporation Taxes Act 1988

     "Liability to Taxation"               (a)  Any Actual Liability to Taxation
                                           (and, for  the  purposes of paragraph
                                           2.1, the amount of such  a  Liability
                                           to Taxation  shall  be  the amount of
                                           the actual payment of Taxation or the
                                           payment  in respect of Taxation which
                                           the Company is liable to make); or

                                           (b)  The  loss   by   the Company (in
                                           whole or  in part) of any Purchaser's
                                           Relief  (and,  for  the  purposes  of
                                           paragraph  2.1,  if  the  Purchaser's
                                           Relief lost was a deduction
                                           from  or a set-off against  Taxation,
                                           the  amount  of  such  a Liability to
                                           Taxation  shall  be the amount of the
                                           relief lost, or, if  the  Purchaser's
                                           Relief lost was a  deduction  from or
                                           set-off  against  income  profits  or
                                           gains, the amount of such a Liability
                                           to Taxation  shall  be the amount  of
                                           Taxation   which   would   have  been
                                           saved   but  for  the  loss  of   the
                                           Purchaser's Relief  on the  basis  of
                                           rates of Taxation current at the date
                                           of the loss); or

                                           (c)  The  set-off  of any Purchaser's
                                           Relief against  any Actual  Liability
                                           to  Taxation in  respect of which the
                                           Vendors would, but for such  set-off,
                                           have been liable under paragraph 2.1,
                                           or  against  any  income,  profits or
                                           gains of the Company  earned, accrued
                                           or received  on  or before Completion
                                           or in respect of a period ended on or
                                           before  Completion  in  circumstances
                                           where,  but  for  such  set-off,  the
                                           Company would have suffered an Actual
                                           Liability to Taxation  in respect  of
                                           which the  Vendors  would  have  been
                                           liable under paragraph  2.1 (and, for
                                           the  purposes  of  paragraph  2.1 the
                                           amount   of   such  a  Liability   to
                                           Taxation shall be the  amount of  the
                                           Purchaser's Relief set-off against an
                                           Actual Liability to Taxation  or  the
                                           amount of Taxation  saved as a result
                                           of  the  set-off of the   Purchaser's
                                           Relief  against   income,  profits or
                                           gains, as the case may be); or

     "Purchaser's Relief"                  Any Relief which:-

                                           (a)  was treated as an asset of the
                                           Company in the Accounts; or

                                           (b)  was   taken   into   account  in
                                           computing any  provision for deferred
                                           tax which appears  in the Accounts or
                                           would have appeared  in the  Accounts
                                           but for the presumed availability  or
                                           such Purchaser's Relief; or

                                           (c)  arises  wholly  or  mainly  as a
                                           result   of   any   Event  which  has
                                           occurred    or    occurs   after  the
                                           Accounting Date

     "Relief" Any relief, allowance, exemption, set-off deduction or credit available from, against or in relation to Taxation or in the computation of income, profits or gains for any Taxation purpose

     "Taxation"                            Any  tax,  duty, impost or levy, past
                                           or present,  of the United Kingdom or
                                           elsewhere,  whether  governmental, or
                                           state, provincial, local governmental
                                           or  municipal   (including    without
                                           prejudice     to    the     foregoing
                                           obligations in respect of the  Pay As
                                           You Earn  system,  national insurance
                                           contributions,  VAT  and  stamp duty)
                                           and  any  fine,  penalty,  charge  or
                                           interest  relating  to any such  tax,
                                           duty impost  or  levy  or to any form
                                           or  return required  to be  submitted
                                           to  any  competent authority  for the
                                           purposes of any such tax duty, impost
                                           or levy

     "Taxation Authority"                  Any   taxing   or   other   authority
                                           competent to impose any Liability  to
                                           Taxation

     "VAT"                                 Value Added Tax

     "VATA"                                Value Added Tax Act 1994


PART II - TAX COVENANT

2.   TAX COVENANT

     2.1 Subject as hereinafter provided the Vendors covenant with the Purchaser to pay to the Purchaser an amount equal to:-

         2.1.1 any Liability to Taxation which has arisen or may arise wholly or by reason of or in connection with any Event occurring, or deemed for any Taxation purpose to have occurred, on or before Completion, whether or not in any such case the Taxation in question is primarily chargeable against or attributable wholly or partly to or recoverable wholly or partly from any other person,

         2.1.2 any Liability to Taxation which the Purchaser or the Company is or may be or become required to pay after Completion arising on or with respect to the creation conversion or repatriation by the Purchaser from the Isle of Man of the Bearer Shares after Completion other than any stamp duty or stamp duty reserve tax arising solely from the purchase of the Bearer Shares by the Purchaser pursuant to this Agreement

         2.1.3 any costs, fees or expenses incurred by the Company or the Purchaser in connection with any Liability to Taxation mentioned in paragraphs 2.1.1 or 2.1.2 or with any claim by any Taxation Authority relating to any such Liability to Taxation or with taking or defending any action under this paragraph 2.1

     2.2 The  covenant  contained  in paragraph

         2.1 shall not apply in respect of a Liability to Taxation to the extent to which:-

         2.2.1 provision, allowance or reserve for such Liability to Taxation has been made in the Accounts, or

         2.2.2  such  Liability  to  Taxation  was  discharged  on or before the
                Accounting  Date  and  the   discharge   of  such  Liability  to
                Taxation was recognised in the Accounts, or

         2.2.3 such Liability to Taxation would not have arisen but for any Event which occurred in the ordinary course of business of the Company after the Accounting Date and on or before Completion

     2.3 The due date for the making of a payment under this paragraph 2 shall be the date falling five Business Days after the Purchaser has served notice on the Vendors demanding such payment.

     2.4 All payments by the Vendors under this Part II of this Schedule 5 will be treated as repayments by the Vendors of the consideration paid for the Shares pursuant to this Agreement, provided that this paragraph 2.4 will not operate in any way to limit the liability of the Vendors under this Part II of this Schedule 5

     2.5 The Vendors shall not be liable to the Purchaser in respect of any breach of the covenant contained in paragraph 2.1 unless written notice of such breach shall be served on any of the Vendors within seven years of the date hereof

PART III - TAX WARRANTIES

3.   RETURNS, DISPUTES AND CLEARANCES

     3.1  All    notices,  returns,  computations,   registrations  and payments
          which should have been made by the Company for any Taxation purpose have been made within the requisite periods and are up-to-date, correct and on a proper basis and none of them is, or is likely to be, the subject of any dispute with any Taxation Authority

     3.2 The Company is not involved in any dispute with any Taxation Authority concerning any matter likely to affect in any way the liability of the Company to Taxation and there are no circumstances which are likely to give rise to any such dispute

4.   TAXATION CLAIMS, LIABILITIES AND RELIEFS

     4.1  The  Company  has  duly  and  properly   made  all  Taxation   claims,
          disclaimers, elections and surrenders and given all notices and consents and done all other things required in respect of Taxation and all such claims, disclaimers, elections, surrenders, notices, consents and other things have been accepted as valid by the relevant Taxation Authorities and none has been revoked or otherwise withdrawn

     4.2 The Company is not, and will not become, liable to pay, or make reimbursement or indemnity in respect of, any Taxation (or amounts corresponding to any Taxation) payable by or chargeable on or attributable to any other person, whether in consequence of the failure by that person to discharge that Taxation within any specified period or otherwise, where such Taxation relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) on or prior to Completion

5.   DISTRIBUTIONS AND PAYMENTS

     5.1 The Company has deducted and properly accounted to the appropriate Taxation Authority for all amounts which it has been obliged to deduct in respect of Taxation in respect of any dividend or other distribution, has complied fully with all reporting requirements relating to all such amounts and has (where required) duly provided certificates of deduction of tax to the recipients of payments from which deductions have been made

     5.2  The   Company   has  not   since   the   Accounting   Date   made  any
          payment  to, or  provided  any  benefit  for,  any  present  or former director, employee or officer which is wholly or partially disallowable as a deduction in computing the profits of the Company for the purposes of corporation tax, and is under no obligation to make any such payment or provide such benefit

6.   EMPLOYEE BENEFITS

     6.1 Without prejudice to the generality of the foregoing the Company has properly operated the Pay As You Earn system, by making deductions, as required by the applicable Taxation Statute, from all payments made, or treated as made, to its directors, employees or officers or former directors, employees or officers or any persons required to be treated as such, and accounted to the Inland Revenue for all Taxation so deducted and for all Taxation chargeable on the Company on benefits provided for its directors, employees or officers, or former directors, employees or officers

     6.2  The   Company   has   complied   fully   with  all   its   obligations
          relating to Class 1 and Class 1A National Insurance Contributions, both primary and secondary

7.   TAX AVOIDANCE

     The Company has not entered into or been a party to any scheme, arrangement or transaction designed partly or wholly or containing steps or stages designed partly or wholly for the purpose of avoiding or deferring Taxation or reducing a liability to Taxation and in particular, but without limitation, has not entered into or been a party to any scheme, arrangement or transaction to which the provisions of any of sections 34 to 37 (inclusive), 56 and 398, 395, 399, 703 to 709 (inclusive), 713, 714, 729 to
     737 (inclusive),  770, 775, 776, 779 to 786  (inclusive),  787 and 798 ICTA could apply

8.   VAT: GENERAL

     8.1  The Company:-

          8.1.1 is duly registered and is a taxable person for the purposes of VAT and such registration is not subject to any conditions
                imposed   by  or   agreed   with  the Commissioners  of  Customs
                & Excise;

          8.1.2 has complied in all respects with all statutory requirements, orders, provisions, directions or conditions relating to VAT;

          8.1.3 maintains complete, correct and up-to-date records for the purposes of all legislation relating to VAT;

          8.1.4 is not in arrears with any payment or returns under legislation relating to VAT or excise duties, or liable to any abnormal or non-routine payment of VAT, or any forfeiture or penalty, or to the operation of any penal provisions;

     8.2 All supplies of goods and services made by the Company are taxable supplies for the purposes of the VATA and the Company has not been and will not be denied credit for any input tax by reason of the operation of section 26 VATA or otherwise

9.   POST-ACCOUNTING DATE

     Since the Accounting Date:-

     9.1  no  event  has   occurred   which   has  given   rise  or  will or may
          give rise to a Liability to Taxation on the Company in respect of deemed (as opposed to actual) income, profits or gains or which has resulted or will or may result in the Company becoming liable to Taxation directly or primarily chargeable against or attributable to another person;

     9.3  the  Company  has  not  entered   into  any   transaction   which  has
          given rise or may give rise to a Liability to Taxation on a chargeable gain; and

     9.4 no event has occurred as a result of which the Company could be required to bring a disposal value into account or suffer a balancing charge for the purposes of capital allowances a withdrawal of first year allowances or a recovery of excess relief in respect of capital allowances


SIGNED by A R Simpson                        )     /s/ AR Simpson
in the presence of:-                         )

Witness's signature:                               /s/

Name:

Address:


Occupation:


SIGNED by D J L Price                        )     /s/ DJL Price
in the presence of:-                         )

Witness's signature:                               /s/

Name:

Address:


Occupation:


SIGNED by D L Street                         )     /s/ DL Street
in the presence of:-                         )

Witness's signature:                               /s/

Name:

Address:

Occupation:

SIGNED by H M Brown                          )     /s/ HM Brown
in the presence of:-                         )

Witness's signature:                               /s/

Name:

Address:


Occupation:


SIGNED by I C N McCalla                      )     /s/ ICN McCalla
in the presence of:-                         )

Witness's signature:                               /s/

Name:

Address:


Occupation:

EXECUTED by Court Services Limited           )     /s/ GAC Jones
as Trustees of the McCalla Settlement        )
acting by:-                                  )

                                             Director
                                                   /s/ NG Scott

                                             Director/Secretary


SIGNED by I G Wiper                          )     /s/ IG Wiper
in the presence of:-                         )

Witness's signature:                               /s/

Name:

Address:

Occupation:



SIGNED by J L Harris                         )     /s/ JL Harris
in the presence of:-                         )

Witness's signature:                               /s/

Name:

Address:


Occupation:


SIGNED by L Fenlon                           )     /s/ L. Fenlon
in the presence of:-                         )

Witness's signature:                               /s/

Name:

Address:


Occupation:


SIGNED by P J Simpson                        )     /s/ PJ Simpson
in the presence of:-                         )

Witness's signature:                               /s/

Name:

Address:


Occupation:

SIGNED by S M Lloyd                          )     /s/ SM Lloyd
in the presence of:-                         )
Witness's signature:

Name:                                              /s/

Address:


Occupation:


SIGNED by A Darrant                          )     /s/ A. Darrant
in the presence of:-                         )

Witness's signature:

Name:

Address:


Occupation:


SIGNED by                                    )
for and on behalf of  Vizacom, Inc.          )     /s/ Mark E. Leininger
 in the presence of:-                        )

Witness's signature:                               /s/

Name:

Address: